Exhibit 99.2

Dear Investor, The real estate industry is continuing to feel the effects of the severe global economic recession of recent years and the challenging environment that legacy opportunistic assets continue to face. Amid these difficult conditions, during 2012 and into 2013 the Company has continued to make progress by making the necessary decisions to preserve the value of the investment portfolio for our shareholders and creating additional value where possible. Although issues remain, a lot was accomplished in 2012. Improving Cash Position Maintaining adequate cash reserves continues to be a key focus of the Company and provides us with considerable flexibility in preserving and increasing the value of our assets. During 2012, the Company’s cash and cash equivalents increased 158%, to $34.8 million as of December 31, 2012, from $13.5 million at the end of the prior year. Further, we achieved this robust improvement in our cash position while making substantial reductions in the level of our outstanding debt, as discussed below. Asset Dispositions During 2012, we successfully positioned certain assets for sale and sold them at an opportune time to create additional cash to strengthen the balance sheet. As asset values increased to acceptable levels, we sold the Tanglewood at Voss multifamily community, the 5000 South Bowen data center, the Bent Tree Green office building, and our investment in the Santa Clara Tech Center. All of the net proceeds from these sales were used to boost our cash position and provide us with the needed flexibility to refinance or pay off maturing debt and preserve and improve the value of remaining assets. Strengthening the Balance Sheet The Company’s improved cash position enabled it to strengthen the balance sheet by enhancing its overall debt profile. During 2012, we reduced outstanding debt by approximately $127 million, or 47.5%, and ended the year with an outstanding debt balance of approximately $140.4 million, excluding approximately $25.4 million of debt associated with assets held for sale. We took aggressive steps to improve our debt structure by refinancing, extending, or restructuring approximately $136 million of debt. Moreover, we significantly reduced the Company’s exposure to guaranteed debt obligations from $132 million at the end of 2011 to $11.2 million at the end of 2012, a decline of 92%. Stabilizing the Portfolio and Preserving Value Throughout the challenging environment of recent years, we have intensified our focus on managing the Company’s investments to achieve the best outcome for our shareholders. Because of the varied nature and location of the Company’s assets and its valueadded approach to value creation, each property requires a unique strategy. For example, we expect the Phoenix industrial market to remain challenging in the near term. We believe the risk/reward ratio does not justify further investment in our Rio Salado industrial development. Therefore, we are currently marketing this asset for sale. For other assets, opportunities exist to improve value—given additional time and investment in their operations. An example is our Frisco Square mixed-use development in Frisco, Texas, one of the nation’s fastest-growing communities. Following numerous unsuccessful proposals to lenders to restructure and extend the loans that matured in January 2012, Frisco Square took the drastic step to voluntarily file for Chapter 11 bankruptcy protection in June 2012. Throughout this process, the Company continued to invest in this project. On December 27, 2012, Frisco Square emerged from bankruptcy with an improved market position, better cost structure, and stronger capital structure without requiring the lender to reduce their principal balance. This mixed-use development is continuing to enjoy strong leasing activity. As a result of the bankruptcy filing and subsequent recapitalization, significant value was created. Without these steps, Frisco Square’s future was in question. Instead, it remains a key investment with a much brighter outlook. Chase Park Plaza, our hotel and condominium asset in St. Louis, is also an illustration of our success in preserving value for our shareholders. In recent years, we have used cash generated from asset sales to strengthen the Company’s balance sheet, which helped facilitate the 2011 refinancing of Chase Park Plaza. Subsequently, its cash flow improved in 2012 and we expect additional improvement in 2013. Also in 2012, continued sales of the condominium units—17 units were sold—enabled us to reduce the debt on this property by approximately $9.1 million. In addition, in February 2013, we changed operating management at the hotel. We are optimistic about the future of Chase Park Plaza. At Royal Island in The Bahamas, during 2012 we took control of the development through foreclosure. We prevailed on our real estate tax appeal with the Bahamian government, resulting in the savings of approximately $6 million in back taxes. Estimated Value Per Share The challenging environment for value-added and opportunistic types of assets continues to impact the value of the Company’s overall investment portfolio, particularly the development projects. As a result, the estimated value per share was revalued to $3.58 as of December 14, 2012, from $4.12 at year-end 2011. Commitment to Value The Company’s management team remains committed to preserving value as well as creating value where possible for our shareholders. Over the past year, we have made good progress in stabilizing much of the portfolio. In particular, the Texas assets have begun to show improvement. However, we still have work to do with assets in Europe, where the economy remains weak, the capital markets frozen, and financial institutions troubled. We plan to sell most of the Company’s non-development portfolio in the coming years. In the near term, we expect to use the sale proceeds to continue to boost our cash position and retenant and reinvest in the existing portfolio to increase its value. We also plan to continue to pay down debt and work with lenders to refinance and extend maturities of existing debt. At the same time, we will attempt to identify new sources of capital. The development properties could remain in the portfolio for three to five years to provide sufficient time to maximize their value. We remain dedicated to achieving the best possible outcome for our shareholders. Thank you for your investment in Behringer Harvard Opportunity REIT I, Inc. Sincerely, Michael J. O’Hanlon Chief Executive Officer and President Robert S. Aisner Chairman of the Board